Exhibit 4.7

Addendum to Ship Management Agreement

THIS ADDENDUM (“Addendum”) is entered into on [______] between:

[Name of Owner], with its registered address at [______] (“OWNERS”);

(1)	V.Ships Greece Ltd., with its registered office at 3rd Floor, Par la Ville Place, 14 Par la Ville Road,
Hamilton, HM08, Bermuda (the “Managers”),

each a “Party” and together the “Parties”.

RECITALS:

A Ship Management Agreement was entered into between the Owners and the Managers in respect of the vessel [______] IMO Number: [______] (the “Vessel”) dated [______], as further amended and/or supplemented (the “Management Agreement”);

(A)
FuelEU Maritime, as defined below, has been introduced by the European Union (“EU”) and the penalties payable, if any, for compliance with the regulation will apply, based on the reporting key data recorded within every Reporting Period;

(B)	The Managers is the party responsible for FuelEU Maritime reporting and settling of any penalties due to the EU under the FuelEU Maritime;

(C)	The Managers accept the responsibilities under FuelEU Maritime, subject to the terms and conditions of this Addendum; and

(D)	The Parties agree to amend the Management Agreement as follows.

OPERATIVE PROVISIONS:

Condition Precedent

1.
If at any point during the term of the Management Agreement, Security (as defined below) is not in place, or the Owners fail to make payment of the management fees & costs or the FuelEU Penalty in accordance with this Addendum, by their due date, the Managers shall have the right to terminate this Addendum (and at the Managers’ discretion the Management Agreement) forthwith. In the event of such a termination, Owners shall assume or any other acceptable entity under the FuelEU Maritime shall assume, as the case may be, all responsibility and liability, past, present and future, howsoever arising with respect to FuelEU Maritime and agree to hold harmless and fully indemnify the Managers against any reasonable and documented penalties, fines, liabilities and legal or attorney fees or expenses howsoever arising therefrom.

Management Agreement

1.	Except as hereby amended, all definitions, terms and conditions of the Management Agreement apply to this Addendum and remain in full force and effect.

1/7

2.	The following is added to the Management Agreement:

The Parties agree to amend the Management Agreement as follows:
“Business Day” means any day other than a Saturday, Sunday or public holiday on which banks are open for business in Greece and Bermuda.

“Compliance Balance” means the measure of the Vessel’s over- or under-compliance with regard to the limits of the yearly average GHG Intensity of the energy used on board by the Vessel during Voyages within the scope of FuelEU Maritime, which is calculated in accordance with Part A of Annex IV of FuelEU Maritime.

“Compliance Balance Statement” means the information and calculations for a Reporting Period, and including (without limitation) the Compliance Balance, as calculated and recorded by the Verifier as set out at Article 16(4) and Article 26 of Implementing Regulation 2024/2027.

“FuelEU Database” means any electronic database for the monitoring and recording of compliance with FuelEU Maritime established by the European Commission.

“FuelEU Document of Compliance” means the document issued by a Verifier or, where applicable, the competent authority of the administering State, confirming that the Vessel has complied with FuelEU Maritime for the applicable Reporting Period.

“FuelEU Maritime” means Regulation (EU) 2023/1805 of the European Parliament and of the Council, governing the use of renewable and low-carbon fuels in maritime transport, and amending Directive 2009/16/EC as amended from time to time, including all implementing acts and delegated acts and regulations.

“FuelEU Monitoring Plan” means the Vessel’s monitoring plan in accordance with FuelEU Maritime.

“FuelEU Penalty” means the penalty in respect of a Reporting Period calculated in accordance with FuelEU Maritime taking into account, where applicable under this Clause, any multiplier as set out in Article 23(2).

“FuelEU Report” means a report as referred to in Article 15(3) submitted in respect of the Vessel and recorded in the FuelEU Database.

“FuelEU Services” means the services provided by the Managers to the Owners under this Clause in performance of the Agreement.

“FuelEU Verification Report” means a verification report as referred to in Article 16 in respect of either a FuelEU Report or Partial FuelEU Report which has been issued by the Verifier and recorded in the FuelEU Database.

“GHG Intensity” means the amount of GHG emissions per megajoule (MJ) of the fuels and energy, expressed in grams of CO2 equivalent units (gCO2eq/MJ), used on board the Vessel under the scope of FuelEU Maritime, calculated in accordance with the methodology set out in Annex I of FuelEU Maritime.

2/7

“Partial FuelEU Report” means the Vessel’s report for a Partial Reporting Period from 1st January of each year until the date of delivery into the management of the Managers under the Management Agreement as referred to in Article 15(4) of FuelEU Maritime submitted in respect of the Vessel and recorded in the FuelEU Database.

“Partial Reporting Period” means a part of a Reporting Period where there is a change in the Vessel’s management during the same calendar year.

“Pool Verifier” means the legal entity carrying out verification activities and accredited in accordance with FuelEU Maritime which has been selected to verify the allocation of the total pool compliance balances in a pool including the Vessel, and which might not be the Verifier.

“Reporting Period” means a period from 1 January to 31 December of the year during which information referred to in FuelEU Maritime is monitored and recorded.

“Security” means a guarantee provided by the Owners’ parent entity in a form agreed by and between the Owners and the Managers to be provided upon signing of this Addendum.

“Verification Period” means the calendar year following a Reporting Period.

“Verified Compliance Balance” means the Compliance Balance verified by the Verifier (and the Pool Verifier, as applicable) and recorded in the FuelEU Database in respect of a Reporting Period after accounting for the application (as applicable) of the banking of the Vessel’s compliance surplus or borrowing of an advance compliance surplus between Reporting Periods under Article 20 or the pooling of the Compliance Balance under Article 21.

“Verifier” means the legal entity carrying out verification activities and accredited in accordance with FuelEU Maritime which has been mutually agreed between the Owners and the Managers to verify the relevant information and data of the Vessel relevant to the FuelEU Database and produce the FuelEU Verification Reports, Compliance Balance Statement and the Verified Compliance Balance(other than in respect of pooling).

“Voyage” means a voyage as defined in Article 3, point (c), of Regulation (EU) 2015/757.

Unless specified otherwise, references to Articles and Annexes in this Clause are to those provided for in FuelEU Maritime.

(a)   The Parties acknowledge that the Vessel is required to comply with FuelEU Maritime and that the Managers) shall be the responsible compliance entity for the Vessel in accordance with FuelEU Maritime.

(b)  Where Delivery occurs after 1 January 2025, the Owners shall, by no later than 20 Business  Days prior to Delivery, provide the Managers with estimates of all relevant underlying information and data to be contained in a Partial FuelEU Report (where applicable) which shall be complete to the best of the Owners’ knowledge together with any relevant information recorded in the FuelEU Database including the previous two Reporting Periods (where applicable).  Thereafter, the Owners shall provide to the Managers a copy of the Partial FuelEU Report, as recorded in the Fuel EU Database and approved by a Verifier, no later than one month after the Vessel entered into management with the Managers and the corresponding FuelEU Verification Report together with any supporting information, verification assessment(s), data and documentation latest seven (7) Business Days after receipt from the Verifier.

3/7

(c)  In consultation with the Owners, the Managers shall prepare and submit a FuelEU Monitoring Plan for the Verifier’s approval.  The Managers shall review the FuelEU Monitoring Plan regularly and if necessary, update, modify or re-submit it. The Owners shall promptly notify the Managers if any fuels or energy to be supplied to the Vessel are not reflected in the FuelEU Monitoring Plan following which the Managers shall promptly seek to update and/or modify and re-submit  the FuelEU Monitoring Plan to the Verifier for approval. . This subclause is subject to Clause 11 Responsibilities contained in the Management Agreements.

(d)  The Owners shall provide to the Managers: (i)  bunker delivery notes (BDNs) and electricity delivery notes (EDNs) for fuels and energy supplied to the Vessel; and if applicable, (ii) any associated documentation and/or certification recognised under FuelEU Maritime to the satisfaction of the Verifier in order to meet the sustainability and GHG emissions saving criteria set out under FuelEU Maritime and to obtain any benefit when applying the emission factors set out in Annex II and calculating the GHG Intensity and FuelEU Penalty. The Managers shall be entitled to rely on and accept no responsibility for the accuracy of the data and information recorded in any of the BDNs, EDNs and in any associated documentation and/or certification which are to be submitted to the Verifier as well as for the Owners’ failure to supply the same.  This subclause is subject to Clause 11 Responsibilities contained in the Management Agreements.

(e)   The Managers shall on a per Voyage basis provide to the Owners, together with all supporting calculations, the estimates of:

(i)	the aggregated Compliance Balance of the Vessel incurred in the then current Reporting Period on a per Voyage basis; and
(ii)
upon request, the projected aggregated Compliance Balance taking into account any banked compliance surplus or advance compliance surplus borrowed from a previous Reporting Period based on information and documentation available at that point in time. Any estimates of the aggregated Compliance Balance as set out in subclause (e)(i) shall be validated by a third party if required by the Owners at their expense; and

(iii)	the estimated FuelEU Penalty on a per Voyage basis.

(f)  The Managers shall continuously monitor and record the Vessel’s GHG Intensity and all other relevant information and data required under FuelEU Maritime during a Reporting Period and shall promptly provide the Verifier with a FuelEU Report (or, where applicable, a Partial FuelEU Report) in accordance with FuelEU Maritime together with all supporting documents and information as requested by the Verifier.

(g)  The Managers shall promptly notify the Owners of the outcome of the verification of the FuelEU Report (or, where applicable, a Partial FuelEU Report) by the Verifier and provide the Owners with a copy of the FuelEU Verification Report together with the Compliance Balance Statement when available.

4/7

(h)  Where this Agreement is terminated, the Managers shall, by no later than one month prior to the Vessel’s date of redelivery, provide the Owners  with estimates of the underlying information and data to be contained in a Partial FuelEU Report together with any relevant information recorded on the FuelEU Database.  Thereafter, the Managers shall provide to the Owners a copy of the Partial FuelEU Report no later than one month after redelivery and the corresponding FuelEU Verification Report together with any supporting information, verification assessment(s), data and documentation latest seven (7) days after receipt from the Verifier.

(j)    In respect of each Compliance Balance Statement:

(i)
Unless otherwise agreed in writing by the Parties, it is expressly understood that any rights, ownership, entitlements and decisions in respect of the banking, borrowing and pooling of the Compliance Balance, as well as to the identity and appointment of the Pool Verifier (as applicable) shall vest exclusively in the Owners  who shall be at liberty to direct, control and allocate the Compliance Balance as they see fit in accordance with FuelEU Maritime.

(ii)
No later than 20 April of the Verification Period, the Owners  shall provide instructions and directions to the Managers as to the application and/or allocation of the Compliance Balance in respect of borrowing, banking and/or pooling as well as to the identity and appointment of the Pool Verifier.

(iii)	The Managers shall promptly follow the Owners’ instructions and directions in respect of borrowing, banking and/or pooling of the Compliance Balance in accordance with subclause (j)(ii).
(iv)
The Owners shall bear the risk, liability, benefit and costs arising out of or in connection with the afore-mentioned instructions and directions including any failure to provide such instructions and directions under this subclause (j).

(v)	Once the Verified Compliance Balance is available, it shall be communicated by the Managers to the Owners as soon as reasonably practicable.

(k)  Where, in respect of the Verified Compliance Balance, it is determined under FuelEU Maritime that:

(i)
a FuelEU Penalty is payable, the Managers shall promptly notify the Owners of such FuelEU Penalty and the Owners shall transfer a sum equivalent to the FuelEU Penalty to the Managers by no later than 45 days before the FuelEU Penalty falls due.  Subject to the timely receipt of such funds, the Managers shall pay the FuelEU Penalty promptly thereafter and provide the Owners with a copy of the FuelEU Document of Compliance as soon as reasonably practicable; or

(ii)	(ii) no FuelEU Penalty is payable, the Managers shall provide the Owners with a copy of the FuelEU Document of Compliance as soon as reasonably practicable.

5/7

(l)   Where this Agreement is terminated between 1 January and 30 June of a Verification Period, and the Managers were the responsible compliance entity on 31 December of the previous Reporting Period, the Managers shall remain responsible for complying with its obligations under this Clause. Provided that the Security has been extended until the applicable FuelEU Penalty falls due, the Owners shall not advance the funds required for payment of the estimated FuelEU Penalty before termination of this Agreement but rather on the date agreed in clause (k) above.  Where funds in excess of a FuelEU Penalty have been paid by the Owners or if no FuelEU Penalty is ultimately payable pursuant to the Verified Compliance Balance, the Managers shall promptly return any balance of funds to the Owners.

(m) The Owners shall pay to the Managers a fee for the FuelEU Services. The FuelEU Management Fee shall be payable only when the Vessel performs a Voyage.”:
Owners must pay invoices issued in respect of management fees, costs and expenses incurred under this Addendum, properly documented and not unreasonably issued, within ten (10) Business Days after which they may be included within the Vessel’s annual budget.

	Fee Breakdown	Fee for FuelEU services (standalone)
1.	FuelEU Management Fee	US$2,000 per Vessel per year

Additional costs or fees
	Price or Fee Breakdown	Price or Fee for FuelEU services (standalone)
1.	OceanScore Technology (charged at cost)	Annual Price: 1600 EUR per Vessel
2.	Lloyds Register FuelEU Voyage Verification Fee	$127.50 per EU Event

(n)  Without prejudice to the Managers’ right to terminate this Agreement in accordance with subclause (i) above:

(i)
the Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners under subclause (k) and/or (m) are not received in the Managers’ nominated bank account within ten (10) days of receipt by the Owners of the Managers’ written request; and

(ii)
in any other circumstances, if either Party fails to meet their obligations under this Clause, the other Party may give notice to the Party in default requiring it to remedy such failure. Should the Party in default fail to remedy the failure within a reasonable time to the reasonable satisfaction of the other Party, that Party shall be entitled to terminate this Agreement with immediate effect by giving notice to the Party in default.

(o)  It is expressly agreed that the rights and obligations of the Parties set out in this Clause shall survive the expiration or termination of the Agreement unless or until the Parties have fulfilled or satisfied their respective obligations under FuelEU Maritime.

3.	This Addendum shall be governed by and construed in accordance with English law and arbitration as provided in the Management Agreement.

6/7

Agreed by the Parties as evidenced by their authorised signatories:

For and on behalf of [______]	For and on behalf of V.SHIPS GREECE LTD.
Name:	Name:
Position:	Position:
Date:	Date:

7/7